NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
MONDAY, JAN. 7, 2008

GROUP 1 AUTOMOTIVE ACQUIRES MERCEDES-BENZ DEALERSHIP ON LONG ISLAND

Completes 2007 Acquisition Activity

HOUSTON, Jan. 7, 2008 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced it has acquired Mercedes-Benz of Massapequa in Amityville, N.Y. The dealership is expected to generate estimated annual revenues of $159.9 million.

During 2007, including the above-mentioned acquisition, Group 1 expanded its geographic footprint in the United States and United Kingdom by acquiring 14 import/luxury franchises, including five BMW, four Mini and three Mercedes-Benz franchises. The 14 franchises are projected to earn approximately $702.4 million in estimated annual revenues, exceeding Group 1’s 2007 acquisition target of $600 million. In addition, Group 1 disposed of 15 underperforming franchises with 12-month revenues of $154.8 million during 2007.

“Group 1 is pleased to add Mercedes-Benz of Massapequa to our luxury brand offerings in the New York marketplace,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “By increasing our luxury and import brand mix and expanding our geographic reach in 2007, Group 1 has better positioned itself to drive more growth from its operations in this challenging new vehicle selling environment.”

About Group 1 Automotive, Inc.
Group 1 owns and operates 104 automotive dealerships, 142 franchises, and 26 collision service centers in the United States and United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.